Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 28, 2017 AND SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 25, 2017 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2017.

Highlights for continuing operations (which excludes the former Alstyle apparel segment) include:

•	GAAP diluted earnings per share increased from $0.21 to $0.28 for the comparative quarter and declined from $1.25 to $1.03 for the comparative fiscal year. Adjusted diluted earnings per share (a non-GAAP financial measure) was $1.13 for the fiscal year compared to $1.25 for the prior fiscal year.

•	Adjusted gross profit margin (a non-GAAP financial measure) was 29.9% for the fiscal year compared to 30.1% for the prior fiscal year. GAAP gross profit margin for the quarter increased from 27.7% for same quarter last year to 28.8% for the current quarter.

Unless otherwise indicated, this financial overview is for the continuing operations of the Company, which are comprised of the production and sale of business forms and other business products, and excludes the discontinued operations comprised of the former Alstyle apparel segment. The combined operating results of the Company’s continued and discontinued operations for the three and twelve months ended February 28, 2017 and the comparative periods for 2016 are set forth on the unaudited condensed financial information included in the tables below. Reconciliations and discussions regarding the use of the non-GAAP financial measures reported by the Company also are set forth below.

Financial Overview

Continuing Operations

The Company’s net sales for the quarter ended February 28, 2017 were $86.6 million compared to $91.2 million for the same quarter last year, a decrease of 5.0%. Gross profit margin was $24.9 million, or 28.8%, as compared to $25.3 million, or 27.7% for the same quarter last year. Net earnings for the quarter were $7.2 million, or $0.28 per diluted share as compared to $5.3 million, or $0.21 per diluted share for the same quarter last year.

The Company’s net sales for the fiscal year ended February 28, 2017 were $356.9 million compared to $385.9 million for the prior fiscal year, a decrease of 7.5%. Gross profit margin was $104.0 million, or 29.1%, as compared to $116.3 million, or 30.1% for the prior fiscal year. Diluted earnings per share for the twelve month period were $1.03, compared to $1.25 for last year. Operational results for the period were impacted by increased medical expenses of $4.3 million incurred during the current year. For the year ended February 28, 2017, excluding these charges, on a non-GAAP basis, adjusted gross profit margin would have been 29.9% ($106.9 million), adjusted earnings from continuing operations would have been $29.2 million and adjusted diluted earnings per share would have been $1.13.

During the fourth quarter, the Company generated EBITDA (a non-GAAP financial measure) of $12.9 million compared to $11.4 million for the comparable quarter last year. For the fiscal year, the Company generated $53.3 million of EBITDA compared to $63.4 million for the prior fiscal year. Excluding the impact of increased medical expenses, on a non-GAAP basis, the Company generated adjusted EBITDA of $57.5 million, or 16.1% of sales as compared to $63.4 million, or 16.4% of sales for the fiscal years February 28, 2017 and February 29, 2016, respectively.

Combined Continued and Discontinued Operations

Earnings from the Alstyle apparel discontinued operations during the twelve month period were $0.09 per share, compared to $0.14 per share for the prior year. The combined operating results for continued and discontinued operations for the twelve months were $1.12 per diluted share compared to $1.39 for the prior year. The net loss resulting from the sale of the apparel operations, net of tax, was $27.1 million, or a loss of $1.05 per share, which included the write-off of $16.0 million for foreign currency translation adjustments, or $10.7 million, net of taxes. As a result, on a combined basis, for the twelve month period the Company’s continuing and discontinued operations realized net earnings of $1.8 million, or $0.07 per diluted share compared to net earnings of $35.7 million, or $1.39 per diluted share for 2017 and 2016, respectively.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, the Company has reported for continuing operations adjusted gross profit margin, adjusted earnings from continuing operations and adjusted diluted earnings per share, each of which is a non-GAAP financial measure and each of which excludes the impact of the additional medical charges. To provide additional transparency, the Company also has included the non-GAAP financial measures of EBITDA (EBITDA is calculated as earnings from continuing operations before interest, taxes, depreciation, and amortization), as well as adjusted EBITDA which further excludes the impact of the additional medical charges.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information for continued operations. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s continuing operations. These non-GAAP financial measures provide useful information in evaluating the Company’s period-to-period performance because they eliminate certain items that the Company does not consider to be indicative of earnings from ongoing operating activities. Management believes that excluding these items provides more information on the underlying trends in the Company’s operating performance and allows for accurate comparisons of the Company’s operating results for its continuing operations to historical performance and against competitors. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are set out in the following tables. Other companies may calculate non-GAAP adjusted financial measures differently than the Company, limiting the usefulness of the non-GAAP measures for comparison with other companies. While management believes these non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles (1) EBITDA from continuing operations, a non-GAAP financial measure, and (2) adjusted EBITDA from continuing operations, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

	Three months ended		Year ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Net earnings from continuing operations	$7,210	$5,289	$26,417	$32,258
Income tax expense	2,339	2,944	13,616	18,783
Interest (income) expense	208	(9)	613	—
Depreciation and amortization	3,169	3,167	12,607	12,353

EBITDA from continuing operations (non-GAAP)	$12,926	$11,391	$53,253	$63,394

% of sales	14.9%	12.5%	14.9%	16.4%

Impact of increased medical charges	$—	$—	$4,250	$—

Adjusted EBITDA from continuing operations (non-GAAP)	$12,926	$11,391	$57,503	$63,394

Adjusted EBITDA % of sales	14.9%	12.5%	16.1%	16.4%

The following table reconciles (1) adjusted gross profit margin, (2) adjusted earnings from continuing operations, and (3) adjusted diluted earnings per share, all non-GAAP measures, to the most comparable GAAP measures. There was not an extraordinary impact during the fourth quarter associated with medical charges.

	Year ended
	February 28, 2017		February 29, 2016
Gross profit margin, as reported	$103,950	29.1%	$116,310	30.1%

Impact of increased medical charges	2,927	0.8%	—	0.0%

Adjusted gross profit margin (non-GAAP)	$106,877	29.9%	$116,310	30.1%

Earnings from continuing operations	$26,417	$1.03	$32,258	$1.25

Impact of increased medical charges	4,250		—
Income taxes on adjustment	1,445		—

Adjustment, net of taxes	2,805	0.10	—	—

Adjusted earnings from continuing operations (non-GAAP)	$29,222	$1.13	$32,258	$1.25

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. Folder Express continued to make progress and we were not impacted, as we have been during the previous two quarters, by excessive medical claims. While we are in the early phases of the adoption of our new health care cost reimbursement program, indications are that it will stem the rising trend line of our medical claims. The print market overall continues to be fairly soft with competitive pricing, resulting in downward pressure on operating margins. Our balance sheet remains strong with a debt ratio, net of cash, of negative .03%. Our balance sheet will continue to allow us to actively pursue acquisition opportunities as they present themselves as we look to utilize our cash and increase the leverage of our corporate structure. We implemented this growth strategy with the January 27, 2017 acquisition of Independent Printing Company, with annual sales of approximately $37 million selling mainly through distributors and resellers and producing presentation folders, checks, wide format and commercial printing. We are very pleased with the performance of this recent acquisition and are already seeing nice operational improvements. Our cash position and operational cash flow continue to provide us the flexibility to repurchase common stock under our existing stock repurchase program if we determine it is in the Company’s and our shareholders’ best interest. We repurchased 41,635 shares of our common stock during the fourth quarter at an average price of $16.48, with total repurchases to date of over 1.25 million shares at an average price of $14.64 per share. Our stock repurchase program has availability of $21.7 million for additional repurchases. The transition services provided to the buyer of our former apparel business segment, Alstyle, has concluded and we have started to reduce related redundant costs. While market conditions continue to be challenging, we believe we are well positioned to not only provide quality products, but also products that are competitively priced.”

In Other News: The 2017 Annual Meeting of Shareholders will be held on July 20, 2017, with a record date of May 22, 2017.

About Ennis

Since 1909, Ennis, Inc. is primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2016, and the subsequent Quarterly Reports on Form 10-Q for the first, second, and third quarters of the fiscal year ending February 28, 2017. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
Condensed Consolidated Operating Results	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016
Revenues	$86,572	$91,206	$356,888	$385,946
Cost of goods sold	61,646	65,942	252,938	269,636

Gross profit margin	24,926	25,264	103,950	116,310
Operating expenses	15,198	17,039	63,425	65,264

Operating income	9,728	8,225	40,525	51,046
Other (income) expense	179	(8)	492	5

Earnings from continuing operations before income taxes	9,549	8,233	40,033	51,041
Income tax expense	2,339	2,944	13,616	18,783

Earnings from continuing operations	7,210	5,289	26,417	32,258
Income from discontinued operations, net of tax	—	(444)	2,481	3,478
Loss on sale of discontinued operations, net of tax	(1,076)	—	(27,118)	—

Net earnings	$6,134	$4,845	$1,780	$35,736

Weighted average common shares outstanding
Basic	25,467,393	25,702,668	25,734,667	25,688,273

Diluted	25,480,040	25,760,718	25,749,185	25,722,367

Earnings (loss) per share - basic
Earnings per share on continuing operations	$0.28	$0.21	$1.03	$1.25
Earnings (loss) per share on discontinued operations	—	(0.02)	0.09	0.14

	0.28	0.19	1.12	1.39
Loss per share on sale of discontinued operations	(0.04)	—	(1.05)	—

Net earnings	$0.24	$0.19	$0.07	$1.39

Earnings (loss) per share - diluted
Earnings per share on continuing operations	$0.28	$0.21	$1.03	$1.25
Earnings (loss) per share on discontinued operations	—	(0.02)	0.09	0.14

	0.28	0.19	1.12	1.39
Loss per share on sale of discontinued operations	(0.04)	—	(1.05)	—

Net earnings	$0.24	$0.19	$0.07	$1.39

Condensed Consolidated Balance Sheet Information			February 28, 2017	February 29, 2016
	Assets
Current assets
Cash			$80,466	$7,957
Accounts receivable, net			37,368	36,546
Inventories, net			27,965	27,619
Other			3,451	3,225
Current assets of discontinued operations			—	100,494

			149,250	175,841

Property, plant & equipment			49,995	50,791
Other			125,040	117,075
Long-term assets of discontinued operations			—	46,337

			$324,285	$390,044

	Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$14,202	$13,738
Accrued expenses			15,766	14,167
Current liabilities from discontinued operations			—	12,495

			29,968	40,400

Long-term debt			30,000	40,000
Other non-current liabilities			12,962	11,098

Total liabilities			72,930	91,498

Shareholders’ equity			251,355	298,546

			$324,285	$390,044

			Year ended February 28,
Condensed Consolidated Cash Flow Information			2017	2016
Cash provided by operating activities			$58,887	$86,684
Cash provided by (used in) investing activities			86,090	(4,116)
Cash used in financing activities			(72,468)	(84,590)
Effect of exchange rates on cash			—	(3,378)

Change in cash			72,509	(5,400)
Cash at beginning of period			7,957	13,357

Cash at end of period			$80,466	$7,957